RHAPSODY INTERNATIONAL INC., A DELAWARE CORPORATION
REALNETWORKS, INC., A WASHINGTON CORPORATION
REALNETWORKS DIGITAL MUSIC OF CALIFORNIA, INC., A CALIFORNIA CORPORATION
WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

LOAN AND SECURITY AGREEMENT

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

This Loan And Security Agreement is entered into as of August 1, 2019, by and among Western Alliance Bank, an Arizona corporation (“Bank”), Rhapsody International Inc., a Delaware corporation (“Rhapsody”), RealNetworks Digital Music of California, Inc., a California corporation (“RN DMC”) and RealNetworks, Inc., a Washington corporation (“RealNetworks”, and together with Rhapsody and RN DMC, each a “Borrower” and collectively, “Borrowers”).
Recitals
Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.
Agreement
The parties agree as follows:
1.Definitions and Construction.
1.Definitions. As used in this Agreement, the following terms shall have the following definitions:
“ABN Amro” means ABN AMRO Bank N.V.
“ABN Amro Facility” means that certain Fifteen Million Dollar ($15,000,000) line of credit extended by ABN Amro to Napster Lux.
“ABN Amro Guaranteed Indebtedness” means the unsecured corporate guarantee in an amount payable not to exceed the lesser of (i) five percent (5.0%) percent of the outstanding balance on the ABN Amro Facility and (ii) Seven Hundred Fifty Thousand Dollars ($750,000), pursuant to the terms of that certain Unsecured Guarantee dated as of October 30, 2017 issued by Rhapsody to ABN Amro.
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and each Borrower’s Books relating to any of the foregoing and for the avoidance of doubt, including all Eligible Accounts and all Direct To Consumer Subscription Deposits.
“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
“Bank Expenses” means all: reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable and documented Collateral audit fees; and Bank’s reasonable, and documented attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
“Borrower’s Books” means all of a Borrower’s books and records including: ledgers; records concerning such Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Borrowing Base” means an amount equal to (i) eighty percent (80%) of Eligible Accounts, net of pre-paid deposits, offsets, and contras related to each specific account debtor, plus (ii) seventy-five percent (75%) of the Direct

To Consumer Subscription Deposits for U.S. based credit card processors billed and collected by Borrowers in the U.S. for the prior one and a half (1.50) months, all as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers; provided, however, such Direct to Consumer Subscription Deposits shall only comprise up to thirty-five percent (35%) of the Borrowing Base.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.
“Cash Management Obligations” means the outstanding obligations of Borrowers with respect to Cash Management Services provided by the Bank.
“Cash Management Sublimit” means a sublimit for cash management transactions under the Revolving Line not to exceed Two Hundred Fifty Thousand Dollars ($250,000).
“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of such Borrower, who did not have such power before such transaction.
“Closing Date” means the date of this Agreement.
“Closing Date Letters of Credit” means (a) the letter of credit issued by Bank of America in favor of 1501 First Avenue South Limited Partnership, a Washington limited partnership, in the amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), and (b) the letter of credit issued by Bank of America in favor of Columbia Center Property LLC, c/o Beacon Capital Partners, LLC, in the amount of Seven Hundred Ten Thousand Dollars ($710,000), which letters of credit have been fully cash collateralized prior to the Closing Date.
“Code” means the California Uniform Commercial Code.
“Collateral” means the property described on Exhibit A attached hereto; provided that Collateral shall not include any Excluded Assets.
“Collection Account” means the deposit account maintained with Bank into which all Collections received are to be deposited in accordance with Section 2.5 hereof.
“Collections” means all payments from or on behalf of an Account debtor with respect to Accounts.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business or product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Coverage Ratio Asset Base” means an amount equal to (i) one hundred percent (100%) Eligible Accounts, net of pre-paid deposits, offsets, and contras related to each specific account debtor, plus (ii) one hundred percent (100%) of the Direct To Consumer Subscription Deposits for U.S. based credit card processors billed and collected by Borrowers in the U.S. for the prior one and a half (1.50) months, all as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers; provided, however, such Direct to Consumer Subscription Deposits shall only comprise up to thirty-five percent (35%) of the Borrowing Base.
“Credit Extension” means each Advance, the Cash Management Obligations, the Letter of Credit Obligations, the FX Amount, or any other extension of credit by Bank for the benefit of Borrowers hereunder.
“Daily Balance” means the amount of the Obligations owed at the end of a given day.
“Direct To Consumer Subscription Deposits” means monthly subscription deposits generated by Borrower through United States based credit card processors and billed and collected by Borrower in the United States.
“EBITDA” means, for RealNetworks and its Subsidiaries on a consolidated basis and excluding the effects of purchase accounting, net profit before tax plus (i) interest expense, (ii) depreciation expense (iii) amortization expense, (iv) fees (including attorneys’ fees), expenses and other charges incurred in connection with the negotiation, drafting, closing, amendment, restatement, supplement, modification or waiver of this Agreement or any of the other Loan Documents, (v) any proceeds from business interruption insurance received, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption proceeds were included in computing net profit, (vi) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs to employees pursuant to a written plan or agreement, (vii) salary, benefit and other direct savings resulting from workforce reductions, (viii) severance or relocation costs or expenses, (ix) any losses from foreign currency transactions, (x) fees (including reasonable, out-of-pocket and documented attorneys’ fees), expenses and other charges incurred in connection with the acquisition of equity interests in, and financial integration of Rhapsody and its Subsidiaries, and (xi) other extraordinary, non-recurring and/or non-cash losses and expenses incurred during such period.
“Eligible Accounts” means those Accounts that arise in the ordinary course of any Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.4; provided, that (i) in no case shall Eligible Accounts include any Direct To Consumer Subscription Deposits and (ii) standards of eligibility may be fixed and revised from time to time by Bank in good faith and in Bank’s reasonable judgment and upon notification thereof to Borrowers in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:
(a)Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;
(b)Accounts with respect to an account debtor, thirty percent (30%) (or thirty-five percent (35%), with respect to Accounts owing by [●], a Delaware limited liability company, and its affiliates) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;
(c)Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;
(d)Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;
(e)Unbilled Accounts (other than unbilled Accounts up to fifty (50%) of the Borrowing Base which are not unbilled for greater than thirty (30) days (or ninety (90) days with respect to Accounts of [●], a Delaware limited liability company, and its affiliates);
(f)Prebillings, prepaid deposits, retention billings, or progress billings;
(g)Accounts with respect to which the account debtor is an Affiliate of Borrower (for the avoidance of doubt, Telefonica and ePlus shall not be deemed Affiliates of Borrower for this purpose);
(h)Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for such Accounts that are approved in writing by Bank on a case-by-case basis;
(i)Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j)Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or for deposits or other property of the account debtor held by Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;
(k)Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed thirty percent (30%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;
(l)Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its good faith business discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and
(m)Accounts the collection of which Bank reasonably determines in its good faith business discretion to be doubtful.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” has the meaning assigned in Article 8.
“Excluded Accounts” means any deposit account or securities account that (i) contains solely funds for payroll, taxes or employee benefits or (ii) contains solely funds held in trust for third parties.
“Excluded Assets” means (a) Excluded Shares, (b) Excluded Accounts, (c) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Borrower if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or constitutes a breach or default under or results in the termination of or requires consent not obtained under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained, provided that (i) the foregoing exclusions of this clause (c) shall in no way be construed (x) to apply to the extent that any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other applicable law, or (y) to apply to the extent that any consent or waiver has been obtained, or is hereafter obtained, that would permit Bank’s security interest or Lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (ii) the foregoing exclusions of clauses (x) and (y) shall in no way be construed to limit, impair, or otherwise affect any of Bank’s continuing security interests in and Liens upon any rights or interests of any Borrower in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or equity Interests, or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or equity interests, (d) any United States intent-to-use trademark applications for which an amendment to allege use has not been submitted and accepted by the United States Patent and Trademark Office pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), provided that, upon such acceptance, such intent-to-use trademark application shall automatically be considered Collateral, (e) equipment the subject of a purchase money Lien permitted pursuant to clause (c) of the definition of “Permitted Liens”, to the extent the granting of a security interest hereunder is prohibited by the documents evidencing such Lien, (f) any equity interests in (x) a joint venture or non-wholly-owned Subsidiary to the extent that granting a security interest in or Lien on such equity interests is not permitted by the governing documents of such joint venture or such non-wholly-owned Subsidiary or would require the consent of any Person who owns equity interests in such joint venture or such non-wholly-owned Subsidiary (other than any Borrower or any Subsidiary) and whose consent has not been obtained, and (g) the Assigned Property (as defined in that certain Assignment Agreement by and between RHAPSODY INTERNATIONAL INC., and Moon Glow, Series 82 of Allied Security Trust I, a Delaware statutory trust with an address at Attention: Jake Handy, Fenwick & West LLP, 555 California St, 12th Floor, San Francisco, California 94104, dated as of September 29, 2017).

“Excluded Pledgee” means (a) a Foreign Subsidiary which is (i) a “controlled foreign corporation” (as defined in the U.S. Internal Revenue Code of 1986, and the United States Treasury Department regulations promulgated thereunder, as amended from time to time), (ii) a direct or indirect Foreign Subsidiary owned by a Foreign Subsidiary described in clause (i), or (iii) a Foreign Subsidiary that has no material assets other than equity interests of one or more Subsidiaries described in clause (i), and (b) any Subsidiary (other than a Foreign Subsidiary), substantially all of the assets of which consist of equity interests of one or more Persons described in the foregoing clause (a).
“Excluded Shares” means any voting equity interests in excess of sixty-five percent (65%) of the voting equity interests of any Excluded Pledgee.
“Foreign Exchange Reserve Percentage” is defined in Section 2.1(c)(ii) hereof.
“Foreign Subsidiary” means a Subsidiary that is incorporated or otherwise chartered in a jurisdiction other than the United States, and state thereof or the District of Columbia.
“FX Amount” is defined in Section 2.1(c)(ii) hereof.
“FX Contracts” are defined in Section 2.1(c)(ii) hereof.
“GAAP” means generally accepted accounting principles as in effect from time to time.
“Guarantor” is any Person providing a Guaranty in favor of Bank.
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, but excluding trade payables and accrued expenses in the ordinary course of business, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.
“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement, dated as of the date hereof, between the Borrowers and Bank.
“International Sublimit” means a sublimit for foreign exchange services and export, import, and standby letters of credit under the Revolving Line not to exceed Two Hundred Fifty Thousand Dollars ($250,000).
“Inventory” means all inventory in which a Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.
“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance (other than advances to trade creditors in the ordinary course of business) or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Letter of Credit” or “Letters of Credit” is defined in Section 2.1(c)(i) hereof.
“Letter of Credit Obligations” means the aggregate amount of outstanding obligations incurred by Bank in connection with Bank’s issuance of Letters of Credit to Borrowers.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, the Intellectual Property Security Agreement, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.
“Material Adverse Effect” means a material adverse effect on (i) the business operations, properties, assets or condition (financial or otherwise) of Borrowers and their Subsidiaries taken as a whole; (ii) the ability of Borrowers and their Subsidiaries, taken as a whole, to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or enforceability against Borrower of any Loan Document to which it is a party; (iv) the rights, remedies and benefits available to, or conferred upon Bank under any Loan Document, or (v) the aggregate value of, or the priority of Bank’s security interests, in the Collateral.
“Napster Lux” means Napster Luxembourg S.à r.l, a wholly owned Subsidiary of Borrower formed under the laws of Luxembourg.
“Negotiable Collateral” means all letters of credit of which a Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and a Borrower’s Books relating to any of the foregoing.
“Obligations” means all debt, principal, interest, the Termination Fee (if applicable), Bank Expenses and other amounts owed to Bank by a Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Borrower to others that Bank may have obtained by assignment or otherwise.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.
“Permitted Indebtedness” means:
(a) the Obligations;
(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;
(c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens” thereof; provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Two Million Five Hundred

Thousand Dollars ($2,500,000) in the aggregate at any given time; provided, however, notwithstanding anything to the contrary herein and strictly for the purposes of this clause (c) of the definition of Permitted Indebtedness and for no other purpose, any obligations of a Person that are or would have been treated as operating leases or capital leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases or capital leases (whether or not such operating lease obligations or capital lease obligations, as applicable, were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP;
(d) Indebtedness of Napster Lux incurred in connection with the ABN Amro Facility;
(e) Subordinated Debt;
(f) the ABN Amro Guaranteed Indebtedness;
(g) reimbursement obligations with respect to the Closing Date Letters of Credit until the date such letters of credit are set to expire or be renewed;
(h) Permitted Intercompany Loans;
(i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon any Borrower or any of their Subsidiaries, as the case may be; and
(j) to the extent constituting Indebtedness, Investments permitted under clause (c) of the definition of “Permitted Investments”.

“Permitted Intercompany Loans” means (i) intercompany loans outstanding as of the Closing Date, as disclosed in the Schedule as of the Closing Date, together with any interest thereon accrued in the ordinary course of business, (ii) additional intercompany loans not to exceed $750,000 in the aggregate per fiscal year, net of any intercompany loans repaid during such fiscal year, and (iii) other intercompany loans which are subject to a subordination agreement in favor of Bank on terms and conditions acceptable to Bank in its sole discretion.
“Permitted Investment” means:

(a)	Investments of Borrowers in the equity interests of their Subsidiaries existing on the Closing Date and any other Investments existing on the Closing Date disclosed in the Schedule;

(b)
(i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts;

(c)	Investments (including debt obligations) to be paid in connection with settlement of [●];

(d)	Investments of Subsidiaries (which are not Borrowers or Guarantors) in or to other Subsidiaries or Borrowers;

(e)	Investments by any Borrower or any Subsidiary in any other Borrower or Subsidiary, provided that such Investments shall not exceed $250,000 in the aggregate in any fiscal year;

(f)
Investments by and among Borrowers and their Subsidiaries constituting transfer pricing practices, provided, however, that (x) such Investments are made when no Default or Event of Default has occurred and is continuing and such Investments are (I) incurred in the ordinary course of business consistent with past business practices and (II) made in respect of transfer pricing arrangements funded on a cost plus five percent (5.00%) (or less) basis and on terms that are in accordance with Section 482 of the IRC, and any state or foreign law equivalent, and supported by contemporaneous transfer pricing documentation required by applicable law or (y) (I) any such loans and advances made by a Borrower or Guarantor shall be evidenced by a promissory note pledged to Bank and (II) the amount of such Investments made by Borrower or Guarantor to Subsidiaries that are not a Borrower or Guarantor (together with outstanding investments permitted under Permitted

Investments shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000) at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(g)
to the extent constituting Investments, loans and guarantees permitted under the definition of “Permitted Indebtedness”; provided, however, that with respect to the Permitted Intercompany Loans, to the extent the borrower under such Permitted Intercompany Loan is a Borrower or Guarantor under this Agreement, then such Borrower or Guarantor shall not make any payments with respect to such Permitted Intercompany Loan in excess of Seven Hundred Fifty Thousand Dollars ($750,000) per fiscal year prior to the Revolving Maturity Date;

(h)
Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)
Investments consisting of deposit and securities accounts permitted to be maintained outside of Bank under Section 6.7, in which Bank has a perfected security interest to the extent required under Section 6.7;

(j)	Investments consisting of transactions permitted under Section 7.3 of this Agreement;

(k)	Repurchases of stock permitted under Section 7.6; and

(l)	other Investments in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in original cost outstanding at any time.

“Permitted Liens” means the following:

(a)	Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)
Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c)
Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)
Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)
Liens taken by the [●] in accordance with that certain [●] Agreement, each between Borrower and [●], provided that such lien has no priority over any of Bank’s security interests and shall be subject to Bank’s reasonable prior approval; and

(f)	Licenses of Intellectual Property in connection with joint ventures or collaborations the ordinary course of business;

(g)
Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and Equipment and secure liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000) in the aggregate, which are not delinquent or remain payable without penalty or which, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(h)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(i)
Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(j)
leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non‑exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(k)	Liens arising under the ABN Amro Facility as of the Closing Date;

(l)
Liens on amounts pledged or deposited in the ordinary course of business in connection with obtaining worker’s compensation or other unemployment insurance or other social security laws or regulations;

(m)
customary rights of set-off, revocation, refund or chargeback under deposit agreements or securities accounts or under the Code or common law of banks or other financial institutions where any Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; subject to compliance with requirements set forth in this Agreement and the other Loan Documents with respect to such deposit accounts or securities accounts; and

(n)	Liens on cash collateral securing the Closing Date Letters of Credit until the date such letters of credit are set to expire or be renewed.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prime Rate” means the greater of five and one half of one percent (5.50%) or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Bank as its Prime Rate. Bank may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.
“[●] Disposition” means the sale of all, or substantially all, of the assets that comprise RealNetworks’ [●] business, which is operated within the [●] segment of RealNetworks.
“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of each Borrower.
“Revolving Facility” means the facility under which Borrowers may request Bank to issue Advances, as specified in Section 2.1(a) hereof.
“Revolving Line” means a credit extension of up to Ten Million Dollars ($10,000,000).
“Revolving Maturity Date” means August 1, 2021.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.
“Subordinated Debt” means any debt incurred by a Borrower that is subordinated to the debt owing by Borrowers to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrowers and Bank).
“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of each Borrower connected with and symbolized by such trademarks.

2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.Loan and Terms Of Payment.
1.Credit Extensions.
Each Borrower promises to pay to the order of Bank, in accordance with the terms hereof, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers hereunder. Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
(a)Revolving Advances.
(i)Subject to and upon the terms and conditions of this Agreement, Borrowers may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus, in each case, the Cash Management Obligations, the Letter of Credit Obligations and the FX Amount. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium.
(ii)Whenever Borrowers desire an Advance, RealNetworks will notify Bank no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrower within twenty-four (24) hours, (ii) by electronic mail or facsimile transmission, or (iii) by delivering to Bank a Revolving Advance Request Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to a Borrower’s deposit account.
(b)Cash Management Sublimit. Subject to the terms and conditions of this Agreement and availability under the Revolving Line and the Borrowing Base, Borrowers may request cash management services which may include merchant services, business credit card, automated clearing house transactions, controlled disbursement accounts and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”) by delivering to Bank such applications on Bank’s standard forms as requested by Bank; provided, however, that the total amount of Cash Management Obligations shall not exceed the Cash Management Sublimit, and that availability under the Revolving Line and the Borrowing Base shall be reduced by the Cash Management Obligations. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Cash Management Services. If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrowers shall immediately secure to Bank’s satisfaction the Cash Management Obligations, and, effective as of such date, unless the Cash Management Obligations have been otherwise secured or cash-collateralized to Bank’s satisfaction, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in any Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure the Cash Management Obligations. Borrowers authorize Bank, unless the Cash Management Obligations have been otherwise secured or cash-collateralized to Bank’s satisfaction, to decline to honor any drafts on the Borrowers’ deposit accounts held by Bank or any requests by any Borrower or any other Person to pay or otherwise transfer any part of such balances to the extent such payment or transfer would reduce the aggregate balance of such accounts below the Cash Management Obligations, for so long as the Cash Management Services continue.

(c)International Sublimit.
(i)Letters of Credit. Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”), provided, however, the Letter of Credit Obligations shall not exceed the International Sublimit less any FX Amount (as defined below) outstanding, and for purposes of determining availability under the Revolving Line or Borrowing Base, the Letter of Credit Obligations shall decrease, on a dollar-for-dollar basis, the amount available for other Advances.  All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute, including Bank’s standard fee.  On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a).   The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever.  Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.
(ii)Foreign Exchange. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with Bank in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Bank to enter into FX Contracts with Borrowers due not later than the Revolving Maturity Date.  Borrower shall pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing FX Contracts for Borrowers.  The FX Amount shall at all times be equal to or less than the International Sublimit less the Letter of Credit Obligations, and availability under the Revolving Line or Borrowing Base shall be reduced by the FX Amount.  The “FX Amount” shall equal the amount determined by multiplying (A) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (B) the applicable Foreign Exchange Reserve Percentage as of such date.  The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its reasonable discretion from time to time.  The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).
If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrower shall immediately secure in cash all of the Letter of Credit Obligations and the FX Amount on terms reasonably acceptable to Bank.
2 Overadvances. If the aggregate amount of the outstanding Advances plus the Cash Management Obligations plus the Letter of Credit Obligations plus the FX Amount exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.
3 Interest Rates, Payments, and Calculations.
(a) Interest Rate for Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one-half of one percent point (0.50%) above the Prime Rate.
(b)Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5.0%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty Five Dollars ($25). All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.
(c)Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts (via auto debit) or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
(e)Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify. After the occurrence and during the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
4 Collections. All Collections received via credit card payments, a recurring ACH transfers, wire transfers, checks or any other payment method shall be deposited into the Collection Account; provided that notwithstanding the foregoing, each of RealNetworks and RN DMC shall not be required to cause its Collections to be deposited into the Collection Account until the date that is ninety (90) days after the Closing Date, so long as (a) RealNetworks and RN DMC each exercises commercially reasonable efforts during such ninety (90) day period to cause its Collections to be deposited into the Collection Account, and (b) RealNetworks and RN DMC are otherwise in compliance with Section 6.12(iii) with respect to any domestic accounts outside of Bank that are used by RealNetworks or RN DMC, as applicable, to receive its Collections. Bank shall (i) so long as no Event of Default has occurred and is continuing, transfer all Collections deposited into the Collection Account to a Borrower’s deposit accounts maintained with Bank on the same day as the Collections are received, or (ii) if an Event of Default has occurred and is continuing, apply the Collections deposited into the Collection Account to the outstanding Obligations within three (3) Business Days of the date received. Bank has no duty to do any act other than to apply such amounts as required above. If an item of Collections is not honored or Bank does not receive good funds for any reason, any amount previously transferred to a Borrower’s deposit accounts at Bank or applied to the outstanding Obligations shall be reversed as of the date transferred or applied, as applicable, and, if applied to the outstanding Obligations, interest will accrue as if the Collections had not been so applied. Bank shall have, with respect to any goods related to the Accounts, all the rights and remedies of an unpaid seller under the UCC and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.
5 Fees. Borrowers shall pay to Bank the following:
(a)Facility Fee. On the Closing Date and on each annual anniversary thereafter, a Facility Fee equal to Twenty Five Thousand Dollars ($25,000), which shall be fully earned on the Closing Date and payable on the Closing Date and each anniversary thereafter;
(b)Fee in Lieu of Additional Warrant. A fee in lieu of additional warrant equal to One Hundred Fifty Thousand Dollars ($150,000) which shall be fully earned and payable on the Closing Date;
(c)Termination Fee. Upon termination of this Agreement or the termination of the Revolving Line for any reason prior to the first anniversary of the Closing Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to One Hundred Thousand Dollars ($100,000) (the “Termination Fee”); and
(d)Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable and documented attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable and documented attorneys’ fees and expenses, as and when they are incurred by Bank.
6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations and any obligations that, by their terms, survive the termination of this Agreement) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations and any obligations that, by their terms, survive the termination of this Agreement) are outstanding.
3.Conditions of Loans.
1.Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)this Agreement;
(b)a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
(c)UCC National Form Financing Statement;
(d)an Intellectual Property Security Agreement from each Borrower;
(e)the Insurance Authorization Letter;
(f)the duly executed original signatures to the Guaranty, together with the duly executed original signatures to the completed corporate resolutions for Guarantor;
(g)payment of the fees and Bank Expenses then due specified in Section 2.6 hereof;
(h)current financial statements of each Borrower;
(i)an audit of the Collateral of each Borrower, the results of which shall be satisfactory to Bank; and
(j)such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
2.Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:
(a)receipt by Bank of a request for such Credit Extension made in accordance with Section 2.1(a)(ii); and
(b)the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Revolving Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date (except to the extent a representation or warranty is specified as being effective as of a different date, in which case it shall be true and correct in all material respects as of such date), and no Event of Default shall have occurred and be continuing, or would exist immediately after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by each Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.
4.Creation of Security Interest.
1.Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest (except for Permitted Liens) in the presently existing Collateral, and will constitute a valid, first priority security interest (except for Permitted Liens) in Collateral acquired after the date hereof.
2.Delivery of Additional Documentation Required. Each Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Each Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Each Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by any Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations (other than inchoate indemnity obligations and any obligations that, by their terms, survive the termination of this Agreement) are outstanding.
3.Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during each Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify each Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.Representations and Warranties.
Each Borrower represents and warrants as follows:
1.Due Organization and Qualification. Borrower and each Subsidiary is duly organized and existing under the laws of its state of incorporation, formation or organization and is qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except, with respect to states other than Borrower’s state of incorporation, formation or organization, where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.
2.Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound, except for any such default which could not reasonably be expected to have a Material Adverse Effect.
3.No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.
4.Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts have been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.
5.Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.
6.Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. To Borrowers’ knowledge, each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement, except for Permitted Liens and customary anti-assignment provisions.
7.Name; Location of Chief Executive Office. Except as disclosed in the Schedule, as of the Closing Date, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof or at such other location as timely disclosed by Borrower in accordance with Section 7.2.
8.Litigation. Except as set forth in the Schedule or as disclosed by Borrower in accordance with Section 6.3(d), there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.
9.No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.
10.Solvency, Payment of Debts. Jointly, the Borrowers are solvent and able to pay their debts (including trade debts) as they mature.
11.Regulatory Compliance. Borrower and each Subsidiary have met the applicable minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has been in material compliance with all applicable provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.
12.Environmental Condition. Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge and as would reasonably be expected to result in liability to Borrower or any Subsidiary, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law in all material respects; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for regulatory closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, written notice, or written directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing, of hazardous waste or hazardous substances into the environment.
13.Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein, unless such taxes are being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests.
14.Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.
15.Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all material declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.
16.Accounts. None of Borrower’s nor any Subsidiary’s depository, operating or investments accounts is maintained or invested with a Person other than Bank, except as permitted by Section 6.7 hereof.
17.Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances under which they were made, it being recognized by Bank that the projections and forecasts have been provided by Borrowers in good faith and based upon reasonable assumptions and are not to be viewed as representations, warranties, statements or facts, and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
6.Affirmative Covenants.
Each Borrower (except as indicated) shall do all of the following:
1.Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation, formation or organization, and maintain qualification in each jurisdiction in which it is required under applicable law, except where the failure to qualify could not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.
2.Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the applicable minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.
3.Financial Statements, Reports, Certificates. Borrowers shall deliver the following to Bank:
(a)as soon as available, but in any event within thirty (30) days after the end of (i) each calendar month, a company prepared consolidated and consolidating balance sheet, income statement, and cash flow statement covering each Borrower and their Subsidiaries’ consolidated and consolidating operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a

Responsible Officer along with all banking/depository statements from each financial institution where any of Borrowers’ foreign subsidiaries maintains accounts;
(b)as soon as available, but in any event within one hundred eighty (180) days after the end of each Borrower’s fiscal year, audited consolidated and consolidating financial statements of each Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;
(c)copies of all statements, reports and notices sent or made available generally by any Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;
(d)promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against any Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to any Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more;
(e)as soon as available, but in any event within thirty (30) days after the end of each fiscal year of each Borrower, an annual board approved forecast in form acceptable to Bank including, at a minimum, a quarterly income statement, balance sheet and cash flow forecast,
(f)such other budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time; and
(g)within five (5) days of filing, each Borrower’s annual federal and state tax returns.
Within thirty (30) days after the last day of each month, Borrowers shall deliver to Bank a Roll-forward Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable by invoice date, unbilled accounts receivable report, sales journal, cash receipts journal, credit memo journal, and a report of Direct To Consumer Subscription Deposits.
Borrowers shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.
Bank shall have a right from time to time hereafter to audit each Borrower’s Accounts and appraise Collateral at Borrowers’ expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.
4.Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Two Hundred Fifty Thousand Dollars ($250,000).
5.Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.
6.Insurance.
(a)Borrower, at its expense, shall keep all tangible Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.
(b)All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.
7.Accounts. Borrowers and their domestic Subsidiaries shall maintain all domestic depository, operating, and investment accounts with Bank and shall endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required, including, but not limited to, foreign currency wires, hedges, swaps, FX Contracts, and Letters of Credit. Notwithstanding the foregoing, (i) each of RealNetworks and RN DMC may maintain up to least fifty percent (50%) of its unrestricted cash in accounts outside of Bank, so long as, no later than thirty (30) days after the Closing Date (or the date of the opening of such account, whichever is later), RealNetworks and RN DMC, as applicable, has delivered an account control agreement in favor of Bank for all such domestic accounts it holds, and (ii) Borrowers may maintain the Closing Date Letters of Credit, so long as on the earliest date upon which any such Letter of Credit expires or is up for renewal, such Letters of Credit shall be terminated and any replacement Letters of Credit will be issued by Bank.
8.Asset Coverage Ratio. Borrowers shall maintain at all times, measured as of the last day of each month on a consolidated basis, a ratio of (a) the sum of (i) unrestricted cash held at Bank, which shall at no time be less than Three Million Five Hundred Thousand Dollars ($3,500,000), plus (ii) the Coverage Ratio Asset Base, to (b) all Obligations owing from Borrowers to Bank, of not less than 1.50:1.00.
9.Minimum EBITDA. Borrowers shall at all times maintain EBITDA, measured as of the last day of each quarter on a consolidated basis, in minimum amounts as set forth below for the corresponding measuring periods.

Quarter Ending	Minimum EBITDA
September 30, 2019	[●]
December 31, 2019	[●]

The required Minimum EBITDA levels for the measuring periods ending after December 31 of each year shall be reset by Bank in its good faith business judgment.  The new covenant levels shall be documented in an amendment to this agreement to be entered into no later than sixty (60) days after the end of each fiscal year of RealNetworks.  Borrowers’ failure to enter into the amendment to this agreement to reset such covenant levels shall be an immediate and non-curable Event of Default hereunder.

10.Intellectual Property Rights.
(a)On or prior to the last calendar day of each quarter, provide Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office during the time since the last quarterly notice required by this Section 6.9 was provided by Borrower to Bank (or since the Closing Date, in the case of the first of such notices). Such notice shall include the date of such filing and the registration or application numbers, if any. Borrower shall (i) give Bank not less than 10 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to obtain or maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to obtain or maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.
(b)Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days’ notice to

Borrower. Borrower shall reimburse and indemnify Bank for all reasonable, out-of-pocket and documented costs and expenses incurred in the reasonable exercise of its rights under this Section.
11.Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
12.Post-Close Conditions. As soon as possible, but in any event within (i) ninety (90) days of the Closing Date, Borrowers shall deliver to Bank evidence, satisfactory to Bank in its sole discretion, that Napster Lux has taken the steps necessary for Bank to perfect a security interest in its assets, (ii) thirty (30) days of the Closing Date, Borrowers shall deliver to Bank a subordination agreement, duly executed by [●], in form and substance reasonably satisfactory to Bank, (iii) thirty (30) days of the Closing Date (or the date of the opening of such account, whichever is later), Borrowers shall deliver to Bank an account control agreement in favor of Bank for all of Borrowers’ domestic accounts held outside of Bank, and (iv) thirty (30) days of the Closing Date, Rhapsody shall deliver a landlord waiver duly executed by the landlord for Rhapsody’s facility located at 701 5th Avenue, Suite 3100, Seattle, WA 98104.

7.Negative Covenants.
No Borrower will do any of the following:
1.Dispositions. Convey, sell, lease, transfer or otherwise dispose of (each a “Transfer” and collectively, “Transfers”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses, leases and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank; (iv) the granting of Permitted Liens or the making of Permitted Investments; (v) Transfers among or between Borrowers and any domestic Subsidiaries that are guarantors of the Obligations; (vi) the lapse of registered patents, trademarks, copyrights and other intellectual property to the extent not economically desirable in the conduct of business, provided such lapse is not materially adverse to the interests of Bank; (vii) distributions permitted under Section 7.6; (viii) the disposition or dissolution of Subsidiaries that are not Guarantors, provided that all of such Subsidiaries’ remaining assets are transferred to a Borrower or any of its other Subsidiaries; (ix) the [●] Disposition, provided (x) that no Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to the [●] Disposition and (y) the gross proceeds of the [●] Disposition are not less than [●] and the net proceeds allocated to Borrowers will be deposited into accounts at Bank; and (x) Transfers of other assets having a fair market value of not more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year.
2.Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner (or a substantially similar manner) conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.
3.Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, provided that a Borrower may merge or consolidate with another Borrower, and a Subsidiary may merge with a Borrower (provided that such Borrower is the surviving legal entity) or another Subsidiary (provided that, if any Subsidiary involved in a merger is a Guarantor, the surviving legal entity of the merger shall also become a Guarantor).
4.Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.
5.Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property Collateral), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property Collateral), or permit any Subsidiary to do so, except with respect to any fixed assets that are subject to a Lien permitted under clause (c) of the definition of “Permitted Liens”.
6.Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (a) Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (b) any Subsidiary may make such distributions or payments to another Subsidiary that is a direct or indirect parent entity of such Subsidiary, including Borrowers, (c) Borrower may convert convertible equity securities (including warrants) of Borrower into other equity securities of Borrower pursuant to the terms of such convertible equity securities, and (d) Borrower may convert Subordinated Debt into equity securities of Borrower to the extent permitted under the terms of the applicable subordination or intercreditor agreement with Bank.
7.Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.
8.Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) Permitted Investments and (b) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
9.Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.
10.Inventory and Equipment. Store Inventory or Equipment with an aggregate value in excess of Two Hundred Fifty Thousand Dollars ($250,000) with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment; provided, that notwithstanding the foregoing no such notification, acknowledgement or pledge shall be required with respect to servers and related Equipment stored at a data center.
11.Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the applicable minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to be in material compliance with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.
12.Capital Expenditures. Make or contract to make, without Bank’s prior written consent, capital expenditures, including leasehold improvements (provided, for the avoidance of doubt, that rent payments and operating lease payments shall not constitute capital expenditures), in any fiscal year in excess of Four Million Dollars ($4,000,000).
8.Events of Default.
Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:
1.Payment Default. If a Borrower fails to pay, when due, any of the Obligations;
2.Covenant Default.
(a)If a Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or
(b)If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after any Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrowers be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.
3.Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;
4.Attachment. If any portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrowers (provided that no Credit Extensions will be required to be made during such cure period);
5.Insolvency. If Borrowers jointly become insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
6.Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or which could reasonably be expected to have a Material Adverse Effect; provided, however, that the Event of Default under this Section 8.6 arising from the occurrence of a breach or default under such other agreement shall be cured or waived hereunder upon Bank receiving written notice from the party asserting such breach or default a such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement and (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document;
7.Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of twenty (20) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or
8.Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.
9.Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution.
9.Bank’s Rights and Remedies.
1.Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a)Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);
(b)Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between any Borrower and Bank;
(c)Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;
(d)Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;
(e)Set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of a Borrower held by Bank;
(f)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, each Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;
(g)Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including each Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;
(h)Bank may credit bid and purchase at any public sale; and
(i)Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.
2.Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse such Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign such Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnity obligations and any obligations that, by their terms, survive the termination of this Agreement) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.
3.Accounts Collection. At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to a Borrower of Bank’s security interest in such funds and verify the amount of such Account. Each Borrower shall collect all amounts owing to such Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.
4.Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.
5.Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.
6.Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.
7.Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which any Borrower may in any way be liable.
10.Notices.
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or any Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:	c/o REALNETWORKS, INC.
1501 1st Avenue, Suite 600
Seattle, WA 98101
Attn: Michael Parham

AND

c/o RHAPSODY INTERNATIONAL INC.
701 5th Avenue, Suite 3100
Seattle, WA, 98104
Attn: Legal Department and Randy Haas, Chief Financial Officer
Fax: (206) 682-1783
Email: meccles@rhapsody.com (with a copy to legal@napster.com)

with a copy (which shall not constitute notice) to:

DAVIS WRIGHT TREMAINE LLP
920 5th Ave, Suite 3300
Seattle, WA 98104
Attn: Ronald Law

If to Bank:	Bridge Bank, a division of Western Alliance Bank
55 Almaden Boulevard, Suite 100
San Jose, CA 95113
Attn: Note Department
Fax # 408-689-8542
Phone # 408-423-8500
Email: mike.lederman@bridgebank.com

`    The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.Choice of Law and Venue; Jury Trial Waiver.
This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrowers and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWERS AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
12.JUDICIAL REFERENCE PROVISION.
1.In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.
2.With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).
3.The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.
4.The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).
5.The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.
6.The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.
7.Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.
8.The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
9.If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.
10.THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
13.General Provisions.
1.Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to any Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.
2.Indemnification. Borrowers shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and any Borrower whether under this Agreement, or otherwise (including without limitation reasonable, documented attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.
3.Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
4.Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
5.Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.
6.Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
7.Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations and any obligations that, by their terms, survive the termination of this Agreement) remain outstanding or Bank has any obligation to make Credit Extensions to Borrowers. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
8.Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrowers, provided that such subsidiaries or affiliates are bound by confidentiality obligations substantially the same as those of this Section 13.8, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that, unless an Event of Default has occurred and is continuing, such prospective transferees or purchasers are bound by confidentiality obligations substantially the same as those of this Section 13.8, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.
9.Patriot Act Notice. Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act “), it is required to obtain, verify and record information that identifies each Borrower, which information includes names and addresses and other information that will allow Bank to identify any Borrower in accordance with the Patriot Act.
14.CO-BORROWER PROVISIONS.
1.Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Disbursement Request Forms, Borrowing Base Certificates and Compliance Certificates.
2.Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.
3.Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of another Borrower.

4.Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 13.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
5.Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder.
6.Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.
7.Right to Settle, Release.
(a)The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.
(b)Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
8.Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.
BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN ALL PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF ANY OF THE PARTIES.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

RHAPSODY INTERNATIONAL INC., a Delaware corporation By: /s/ William J. Patrizio Name: William J. Patrizio Title: Chief Executive Officer
REALNETWORKS, INC. a Washington corporation By: /s/ Cary Baker Name: Cary Baker Title: Chief Financial Officer
REALNETWORKS DIGITAL MUSIC OF CALIFORNIA, INC., a California corporation By: /s/ Cary Baker Name: Cary Baker Title: Chief Financial Officer
WESTERN ALLIANCE BANK, an Arizona corporation By: Elisa Sun Name: Elisa Sun Title: VP

[Signature Page to Loan and Security Agreement]